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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 333-11149

                              ORBCOMM Gobal, L.P.
                          ORBCOMM Global Capital Corp.
                          ----------------------------
           (Exact names of registrants as specified in their charters)

                            21819 Atlantic Boulevard
                             Dulles, Virginia 20166
                            -------------------------

             (Address, including zip code, and telephone number,
                     including area code, of registrants'
                         principal executive offices)

                            14% Senior Notes due 2004
                            -------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [  ]       Rule 12h-3(b)(1)(ii)  [XX]
               Rule 12g-4(a)(1)(ii)  [  ]       Rule 12h-3(b)(2)(i)   [  ]
               Rule 12g-4(a)(2)(i)   [  ]       Rule 12h-3(b)(2)(ii)  [  ]
               Rule 12g-4(a)(2)(ii)  [  ]       Rule 15d-6            [  ]
               Rule 12h-3(b)(1)(i)   [  ]

       Approximate number of holders of record as of the certification or notice date: Less than 50.

       Pursuant to the requirements of the Securities Exchange Act of 1934, each of ORBCOMM Global L.P. and ORBCOMM Global Capital Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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
      Date:  October 24, 2000           ORBCOMM GLOBAL L.P.

                                        By:    /s/ Mary Ellen Seravalli
                                               ------------------------
                                        Name:  Mary Ellen Seravalli
                                        Title: Senior Vice President, General Counsel and Secretary

      Date:  October 24, 2000           ORBCOMM GLOBAL CAPITAL CORP.

                                        By:    /s/ Mary Ellen Seravalli
                                               ------------------------
                                        Name:  Mary Ellen Seravalli
                                        Title: Vice President and Secretary

       Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an office of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.